CUSIP No. 1588 28 10 3                Schedule 13D
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                                                                 Amendment No. 1
                                                                       Exhibit 2




Exhibit 2
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                                 LOAN AGREEMENT

         This Loan Agreement is made this day of , 1996, in the City of Vienna, Fairfax County, Virginia between FIRST CAPITAL, INC., a Virginia corporation, ("FCI") and VESTEX CAPITAL CORP., a Massachusetts corporation, and BRIAN ADLEY, an individual (collectively referred to as "Borrowers").

                                    RECITALS

         A. The Borrowers have requested the Loan from FCI for the purpose of closing on the acquisition of five million (5,000,000) shares of the preferred stock, of Chancellor Corp., a Delaware corporation.

         B. FCI has agreed to make, and the Borrowers have agreed to accept, the Loan, subject to the terms, covenants, and conditions set forth in this Agreement.

                        TERMS, COVENANTS, AND CONDITIONS

         The Borrowers and FCI agree as follows:

         1.     RECITALS AND DEFINITIONS

                1.1 Recitals. The foregoing recitals are true and correct and are incorporated into this Agreement. All defined terms are set forth in the Recitals shall have the meanings as set forth in Section 1.2.

                1.2 Definitions. As used in this Agreement the following terms shall have the following meanings:

                     1.2.1 "Advance" means a disbursement of the Loan pursuant to this Agreement.

                     1.2.2 "Agreement" means this Loan Agreement.

                     1.2.3   "Borrowers"   means   Vestex   Capital   Corp.,   a
Massachusetts corporation and Brian Adley, an individual.

                     1.2.4 "Borrowers Counsel" means the law firm of Hinckley, Allen & Snyder.

                     1.2.5  "FCI"  means  First   Capital,   Inc.,   a  Virginia
corporation, its successors, and assigns.

                     1.2.6 "FCI Counsel" means the law firms of Lee C. Summers, PA. and Hazel & Thomas.

                     1.2.7 "Closing" means the time of the execution and delivery of this Agreement by the Borrowers and FCI.

                     1.2.8 "Closing Date" means the date of Closing which is March 28, 1996.

                     1.2.9  "Event of  Default"  means any  event  described  in
Section 7 of this Agreement.

                     1.2.10 "Governmental Authority" means any (domestic or foreign) federal, state, county, municipal, or other government, governmental department, district commission, board, bureau, court, agency, or any instrumentality of any of them having Jurisdiction and/or authority of or over the Borrowers.



                                Exhibit 2- Page 1





                     1.2.11 "Governmental Requirement" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, writ, injunction, franchise, permit, certificate, license, authorization, or other direction or requirement of any Governmental Authority, whether now existing or in the future enacted, adopted, promulgated, entered, or issued, applicable to the Borrowers.

                     1.2.12 "Loan or Loan Amount" means a loan in the principal amount of $1,800,000.00.

                     1.2.13 "Loan Documents" means any document or instrument executed, submitted or to be submitted by the Borrowers or others in connection with the Loan. Such documents may include, but shall not be limited to, this Agreement, the Note, financing statements, the Borrower's affidavit(s), certificates or corporate resolutions, and other certificates of the Borrowers, opinions of counsel, security agreements, and financial statements.

                     1.2.14 "Note" means the Promissory Note of even date with this Agreement from the Borrowers to FCI in the amount of $1,800,000.00 and any other note given to FCI.

                     1.2.15 "Person" means and shall include, without limitation, any manner of association, Governmental Authority, business trust, company, corporation, estate, joint venture, natural person, partnership, trust or other entity.

                     1.2.16 "Personal Property" means all of the following property of the Borrowers whether now owned and existing, or in the future acquired or arising.

                     1.2.16.1 all personal property

                     1.2.16.2 all accounts, accounts receivables, other receivables, contract rights, chattel paper, instruments and documents; any other obligations or indebtedness owed to the Borrowers from whichever source arising, all rights of the Borrowers to receive any performance or any payments in money or kind; all guaranties of the foregoing and security therefor; all of the right, title, and interest of the Borrowers in and with respect to the goods, services, or other property that gave rise to or that secure any of the foregoing, and all rights of the Borrowers as an unpaid seller of goods and services, including, but not limited to, the rights to stoppage in transit, replevin, reclamation, and resale;

                     1.2.16.3 all goods, including, but not limited to, all machinery, equipment, furniture, furnishings, building supplies and materials, business machines, tools, aircraft, and motor vehicles of every kind and description, and all warranties and guaranties for any of the foregoing;

                     1.2.16.4 all inventory, merchandise, raw materials, parts, supplies, work-in-process and finished products intended for sale, of every kind and description, in the custody or possession, actual or constructive, of the Borrower, including such inventory as is temporarily out of the custody or possession of the Borrower, and any returns upon any accounts and other proceeds resulting from the sale or disposition of any of the foregoing including, without limitation, raw materials, work-in- process, and finished goods;

                     1.2.16.5 all general intangibles, including, without limitation, corporate or other business records and books, trademarks, trade names, goodwill, licenses, governmental approvals, franchises, tax refund claims, and agreements with utility companies, together with any deposits, prepaid fees and charges paid thereon;

                     1.2.16.6 all judgments, awards of damages and settlements;

                     1.2.16.7 all proceeds, products, replacements, additions, betterments, extensions, improvements. substitutions, renewals, and accessions of any of the foregoing.



                                Exhibit 2- Page 2





         2. THE LOAN AND COLLATERAL

         2.1 Description of Loan. Subject to all the terms, representations, warranties, covenants, and conditions of this Agreement, FCI agrees to lend to the Borrowers, and the Borrowers agree to borrow from FCI, an amount not in excess of the Loan Amount to be used to close the acquisition of the preferred stock of Chancellor Corp., costs incident to closing, commitment fees and other related costs.

         2.2 Evidence of and Security for the Loan. The Loan shall be evidenced by the Note, which shall be secured by five million (5,000,000) shares of the preferred stock of Chancellor Corp., a life insurance policy with a death benefit of $2,500,000.00 on the life of Brian Adley, a security interest in the Personal Property of the Borrowers and by such other security instruments and documents as may be reasonably required by FCI, including those set forth in this Agreement.

         3.1 Representations and Warranties of the Borrowers. The Borrowers represent and warrant to FCI as follows:

         3.1.1 Organization and Good Standing. Vestex Capital Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts.

         3.1.2 Power. The Borrowers have the power and capacity to enter into, perform and deliver the Loan Documents executed by them.

         3.1.3 Authorization. The execution and delivery of the Loan Documents and the performance by the Borrowers of their obligations under the Loan Documents have been duly authorized by all necessary corporate action. The Loan Documents will, when executed and delivered, constitute the legal, valid, binding, and enforceable obligations of the Borrowers to the extent called for in the Loan Documents.

         3.1.4 Adverse Litigation. The Borrowers have disclosed to FCI and FCl's counsel all material adverse litigation (in process, threatened, or pending) against the Borrowers.

         3.1.5 Other Financing. The Borrower has not received any other financing for the purchase of the preferred stock of Chancellor Corp.

         3.1.6 Claims and Change of Condition. The Borrowers acknowledge that no events have transpired and no claims (including, without limitation, claims in litigation) have been made, and no litigation is in process, threatened or pending, against the Borrowers or Chancellor Corp. which (i) would constitute a material adverse change in the financial condition of the Borrowers or Chancellor Corp. from that financial information provided to FCI and relied upon by FCI in deciding to make the Loan, or (ii) may materially and adversely affect the Borrowers;

         3.1.7 Stock Ownership. Simultaneously with the Closing of the Loan, Borrowers shall acquire ownership of Five Million (5,000,000) shares of the preferred capital stock of Chancellor Corp., a Delaware corporation, which shares shall have been duly authorized and issued, shall be non-assessable and shall not be subject to any lien, encumbrance, hypothecation or pledge. Immediately after the Closing, Borrowers shall control more than fifty percent (50%) of the voting stock of Chancellor Corp.

         3.1.8 Reliance on Representations. The Borrowers acknowledge that FCI has relied upon the Borrowers' representations, has made no independent Investigation of the truth of such representations, and is not charged with any knowledge contrary to such representations that may be received by an examination of the public records or that may have been received by any ofFicer, director, agent, employee, or shareholder of FCl



                                Exhibit 2- Page 3





         3.1.9 Due Diligence. To the extent that any of the representations and warranties in this Agreement are stated as being to the best of the Borrowers' knowledge, those representations and warranties are being made after diligent and reasonable investigation by the Borrowers regarding the subject matter of such representations.

         3.2. Representations and Warranties of FCI. FCI represents and warrants to Borrowers as follows:

         3.2.1 Organization and Good Standing. FCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia.

         3.2.2 Power. FCI has the power and capacity to enter into, perform and deliver the Loan Documents executed by it.

         3.2.3 Authorization. The execution and delivery of the Loan Documents and the performance by FCI of its obligation under the Loan Documents have been duly authorized by all necessary corporate action.

         4. CONDITIONS PRECEDENT TO CLOSING. As conditions precedent to the Closing, the Borrowers shall satisfy the following:

         4.1 The Loan Documents, each inform and substance satisfactory to FCI and FCl's Counsel, shall have been executed and delivered to FCI and, as necessary to perfect FCl's first lien on the Collateral, recorded or filed in the appropriate Public Records.

         4.2 FCI shall have received possession of five million (5,000,000) shares of the preferred stock of Chancellor Corp endorsed in blank or shall have received a letter from Hinckley, Allen 8 Snyder, Attorneys at Law, that such shares have been presented to the transfer agent for Chancellor Corp. and will be forwarded to FCI immediately upon issuance by that transfer agent and receipt by Borrowers.

         4.3 FCI shall have received certified copies of the Articles of Incorporation and Bylaws of Vestex Capital Corp. and a current Certificate of Good Standing for Vestex Capital Corp.

         4.4 FCI shall have received an assignment of a policy on the life of Brian Adley with a death benefit of Two Million Five Hundred Thousand Dollars ($2,500,000.00) with premium paid for one (1) year naming FCI as the beneficiary which beneficiary designation cannot be changed without the consent of FCI. FCI shall accept a binder on such insurance at closing in the amount of
$2,800,000.00. The policy in the amount of $2,500,000.00 and the assignment thereof shall be delivered to FCI within sixty (60) days of the Closing Date. Failure to deliver the policy and assignment within this time period shall be a default hereunder and under the Note.

         4.5 FCI shall have received such further documents and opinions as FCI may reasonably request.

         4.6 The Borrowers shall have satisfied all other conditions precedent to the Advance set forth elsewhere in this Agreement and in any other Loan Document.

         Any waiver of these conditions precedent shall be in writing, specify the condition and be signed by Larry Schwark as Vice President of FCI. Any waiver shall waive only the specified condition and no other and shall not be deemed or construed to be a subsequent waiver of the same condition or to prohibit FCI from requiring subsequent compliance with such previously waived condition. Neither the Closing of the Loan or the disbursement of proceeds of the Loan for the payment of costs and expenses of the Closing shall be deemed a waiver of any of the foregoing conditions precedent.


5.  AFFIRMATIVE COVENANTS.



                                Exhibit 2- Page 4






         5.1 Use of Proceeds. The Borrowers shall use the proceeds of the Loan only for the acquisition of the preferred stock of Chancellor Corp., costs of Closing, and other costs related thereto.

         5.2 Notices.  The Borrowers  shall give prompt written notice to FCI of
(i) any action or proceeding instituted by or against the Borrowers in any court or by any Governmental Authority, or of any such proceedings threatened against the Borrowers which might result in a judgment or judgments which might have a material adverse effect upon the business, operations, properties, assets, or condition (financial or otherwise) of the Borrowers, and (ii) any other action, event, or condition of any nature known to the Borrowers which constitutes an Event of DEFAULT or a default of the Borrowers under any contract, instrument, or agreement to which it is a party or by which it or any of its properties or assets may be bound or to which nay may be subject, which default might have a material adverse effect upon the business, operations, properties, assets, or condition (financial or otherwise) of the Borrowers.

         5.3 Financial Instruments. The Borrowers shall furnish (or case to be furnished) to FCI, the following financial statements of the Borrowers prepared in accordance with generally accepted accounting principles (to the extent such statements are for a corporation and are prepared by an accountant) (all annual financial statements of the Borrower shall be certified by the Chief Financial Officer of the Borrowers):

         5.3.1 Within 90 days after the end of each fiscal year of the corporate Borrower, statements of profit and loss and of surplus, for each fiscal year, and balance sheets as of the end of each such year of the Borrowers, in reasonable detail; and

         5.3.2 within 30 days after the end of each quarter, financial statements, statements of profits and losses and of surplus, and balance sheets of the corporate Borrower certified by the Chief Financial Officer of the corporate Borrower, as applicable, in accordance with generally accepted accounting principles, consistently applied.

         5.4 Chancellor Corp. Portfolio. During the term of the loan neither Borrowers nor any of their nominees to the Board of Directors of Chancellor Corp. shall vote to pledge, encumber or hypothecate the set amount of the chancellor corp. equipment lease portfolio without the prior written consent of FCI.

6. NEGATIVE COVENANTS

         6.1 Change in Control. Without FCI's prior written consent, there shall be (i) no change in the ownership, interest or control of the corporate Borrower, and (ii) no sale, transfer, assignment or encumbrance of any shares of stock of the corporate Borrower.

         6.2 Liens or Encumbrances. The Borrowers shall not cause, permit, or allow to remain any liens or encumbrance upon the Collateral without the prior written consent of FCI which consent shall not be unreasonably withheld.

         6.3 Publicity. The Borrowers shall not publicize or advertise in any signs, advertising materials, sales brochures, or other sales offering materials the name of FCI as a source of financing without the prior express written permission of FCI.

         6.4 Other Financing. The Borrowers shall not procure, obtain or guarantee any other financing without obtaining the prior written consent of FCI which consent shall not be reasonably withheld.

         6.5 No Assignment. The Borrowers shall not assign the Loan or any rights under this Agreement

7.  EVENTS OF DEFAULT AND REMEDIES.



                                Exhibit 2- Page 5




         7.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement:

                7.1.1 A default in the payment of interest or principal under the Note;

                7.1.2 The occurrence of an Event of Default under the Security Agreement, as that term is defined in the Security Agreement:

                7.1.3 The making by the Borrowers of any representation or warranty, in this Agreement or in any other Loan Document, which shall be found to be inaccurate, untrue, or breached in any material respect;

                7.1.4 A sale, transfer, pledge, conveyance, or encumbrance of any of the Collateral, or a sale, transfer, pledge, conveyance, or encumbrance of any interest in, or of any stock ownership of, the Borrowers, whether by operation of law or otherwise, without FCl's prior written consent unless the proceeds therefrom are used to pay the principal and accrued interest due on the Note;

                7.1.5 The failure by any Borrowers to perform any other covenant, term, or condition of this Agreement;

                7.1.6 The issuance at the request of any Person, of an order or decree in any court of competent jurisdiction, enjoining or prohibiting the Borrowers or FCI from carrying out the provisions of this Agreement, if any such order or decree is not vacated within thirty (30) days after issuance.

                7.2 Cure. With regard to the defaults referred to in Section 7.1 other than default in the payment of money (a "Non-Monetary Default"), notwithstanding anything to the contrary contained in this Agreement, an "Event of Default" shall not be deemed to have occurred under this Agreement unless the Non-Monetary Default shall not have been cured ~thin ten (10) days after written notice of such default has been sent by FCI to the Borrowers or the Borrowers shall not have diligently commenced to prosecute to completion the cure of the Non-Monetary Default within such ten (10) day period. Notwithstanding the foregoing, an Event of Default shall be deemed to have occurred if total cure of the Non-Monetary Default is not completed within ninety (90) days after written notice of default is sent by FCI to the Borrower.

         7.3    Remedies.

                7.3.1 Upon the occurrence of an Event of Default, FCI may:

                                  7.3.1.1  declare  immediately due and payable,
with interest, all monies advanced under this Agreement, and accordingly accelerate payment of the Note: and/or

                                  7.3.1.2 commence a foreclosure of the security
interest or take any other action permitted by law, notwithstanding anything contrary in the Security Agreement.

                7.3.2 The remedies provided in this Agreement shall be in addition to and not in substitution for the rights and remedies which would otherwise be vested in FCI in law or equity under the Note or the Security Agreement and any other Loan Documents, all of which rights and remedies are specifically reserved by FCI. The failure by FCI to exercise any of the remedies provided in this Agreement shall not preclude resort to any other remedy or remedies, nor shall the exercise of any of the remedies provided in this Agreement prevent the subsequent or concurrent resort to any other remedy or remedies which by law or equity shall be vested in FCI for the recovery of damages or otherwise, in the event of an Event of Default shall occur under this Agreement. No delay or omission by FCI in exercising any right or remedy accruing upon the happening of an Event of Default shall impair any such right or remedy, nor shall any such delay or omission be construed as a waiver of any such Event of Default. Every right and remedy hereby conferred upon FCI may be exercised from time to time and as



                                Exhibit 2- Page 6






often as shall be deemed expedient or advisable by FCI. No waiver of any Event of Default shall extend to or affect any other Event of Default.

         8. ADDITIONAL DOCUMENTS. The Borrower shall execute and deliver to FCI such additional documents as FCI shall require in its reasonable discretion.

         9.     MISCELLANEOUS.

         9.1 FCI Not Partner of the Borrowers. Notwithstanding anything to the contrary contained in or implied in this Agreement, FCI, by this Agreement or by any action pursuant to this Agreement, shall not be deemed a partner or, or joint venturer with, the Borrowers.

         9.2 Notices. All notices required or allowed to by given under this Agreement shall be delivered by hand or sent by a recognized overnight delivery service or by Certified Mail, Return Receipt Requested, addressed as set forth below, provided that additional or other addresses within the United States of America for the giving of notices may be designated in the future by the giving of written notice thereof to the other party. In the case of notice by certified mail or overnight courier, notice shall be deemed effectively made when the receipt is signed or when the attempted initial delivery is refused or cannot be made because of a change of address of which the sending par~ has not been notified. All notices shall be addressed as follows:

If to FCl:      First Capital, Inc.
                                  407 Church Street, N.E., Suite L
                                  Vienna, VA 22180

With a copy to:

                                  Lee C. Summers, Esq.
                                  Lee C. Summers, P.A
                                  2300 Glades Road, Suite 460W
                                  Boca Raton, FL 33431

If to Borrowers:

                                  Brian Adley
                                  12 Waltham Street
                                  Lexington, MA 02173

With a copy to:

                                  Richard Arrighi, Esq.
                                  Hinckley, Allen & Snyder
                                  One Financial Center
                                  Boston, MA 02111

         9.3 Attorneys' Fees and Expenses.In the event of a dispute arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and all expenses and costs incurred by the prevailing par~. In such event and wherever provision is otherwise made in this Agreement for payment of attorneys fees or counsel's fees or expenses incurred by a party, such provision shall include, but not be limited to, reasonable attorneys's or counsel's (including paralegals' and similar persons') fees and all expenses and costs incurred in any and all judicial, bankruptcy, reorganization, administrative, or other proceedings, including appellate proceedings, whether such fees or expenses arise before proceedings are commenced or after entry of a final judgment.



                                Exhibit 2- Page 7





         9.4 Rules of Construction.

         9.4.1 A  capitalized  term shall  have the  meaning  assigned  to it in
Section 1.2, or as specifically defined in any other Section or Subsection of this Agreement;

         9.4.2 An accounting term not otherwise defined shall have the meaning assigned to it in accordance with generally accepted accounting principles;

         9.4.3 Use of any gender shall include all other genders;

         9.4.4 "or" is not exclusive;

         9.4.5 "and" may be conjunctive or distinctive in the sole and absolute discretion of FCI;

         9.4.6 Captions of Sections and Subsections are for convenient reference only, and shall not affect the construction or interpretation of any of the terms or provisions of this Agreement; and

         9.4.7 Reasonableness is not implied in any requirement of consent, approval, or satisfaction and unless specifically stated otherwise, all consents, approvals or satisfactions under this Agreement shall be in FCI's sole and absolute discretion.

         9.5 Modification, Waiver, Consent. Any modification or waiver of any provision of this Agreement or any consent to any departure by any Borrowers therefrom shall not be effective unless the same is in writing and signed by an authorized officer of PCI, and then such modification, waiver, or consent shall be effective only in the specific purpose given any notice to or demand on any Borrower not specifically required of FCI under this Agreement shall not entitle the Borrowers to any other or further notice or demand in the same, or other circumstances unless specifically required under this Agreement.

         9.6 Entire Agreement. The Loan Documents contain the entire agreement between the parties to this Agreement and there are no promises, agreements, conditions, undertakings, warranties and representations, whether written or oral, express or implied, between the parties to this Agreement other than set forth in the Loan Documents.

         9.7 Assignment. Any of the rights and obligations of FCI under the Loan Documents may be assigned by FCI to another lender, including, but not limited to, a related affiliate corporation of FCI, provided that FCI shall remain the lead lender and shall not assign all of its interest in the Loan. Any such assignment by FCI shall not be done prior to June 1, 1996. In such event, the Borrowers agree to attorn to such assignee and to execute such consents and documentation do not add to the obligations of the Borrowers. FCI shall also have the right to participate the Loan with other lenders, including but not limited to, related affiliate corporations of FCI. The Borrowers shall not assign this Agreement, the proceeds of the Loan advanced under this Agreement, or its rights under this Agreement.

         9.8 Time. Time is of the essence as to all matters provided for in this Agreement. If any inconsistency may exist between the applicable time periods or dates set forth in this Agreement, and those contained in any other Loan Document, the time periods and dates set forth in this Agreement shall control.

         9.9 Strict Performance. Strict performance of all conditions contained in this Agreement is required as to all matters provided for in this Agreement.

         9.10 Accrual of Interest Under the Note. Interest under the Note shall commence to accrue as of the date of disbursal or wire transfer by FCI notwithstanding whether the Borrowers shall receive the benefit of such monies as of such date and even if such monies are held in escrow pursuant to the terms of any escrow agreement or



                                Exhibit 2- Page 8






arrangement. When monies are disbursed by wire transfer, then such monies shall be considered advanced at the time of the transmission of the wire rather than the time of receipt thereof by the receiving bank.

         9.11 Virginia Law. The terms and conditions of this Agreement shall be governed by the laws of the State of Virginia and the laws of the United States of America, without application of conflicts of law principles.

         9.12 Invalidity. If any one or more of the provisions contained in this Agreement is declared or found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or portion thereof shall be deemed stricken and severed and the remaining provisions of this Agreement shall continue in full force and effect; provided, however, that should any obligation of the Borrowers be determined to be unenforceable, then thereafter FCI shall have no further obligations hereunder.

         9.13 Binding  Effect.  This  Agreement,  subject to the  provisions  of
Section 9.7 of this Agreement, shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Borrowers and FCI

         9.14 Monies. All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America.

         9.15 Counterparts. This Agreement may be executed in counterparts and each shall be considered an original, but together all counterparts shall comprise only one agreement.

         This Agreement was delivered in Vienna, Fairfax County, Virginia, on the day and year set forth in the first paragraph of this Agreement.



                                             VESTEX CAPITAL CORP.
                                             a Massachusetts corporation


                                             By: Brian M. Adley, Chairman
                                                --------------------------------

                                             FIRST CAPITAL, INC.
                                             a Virginia Corporation


                                             By: /S/
                                                --------------------------------


                                             Brian M. Adley
                                             -----------------------------------
                                             Brian Adley





                                Exhibit 2- Page 9







                                 Addendum to 4.2


         Until closing and receipt of the preferred shares of Chancellor Corporation ("Chancellor") has been issued by chancellor's Trust Agent or by Chancellor, or until closing has occurred whereby counsel of Vestex Capital Corporation ("VCC"), Hinckley, Allen & Snyder, cannot warrant or represent the terms of this Section, the following shall be deemed sufficient regarding compliance with this Agreement.

         Under the pains and penalties of perjury, I, Brian M. Adley, individually and as Chairman of VCC do hereby represent and warrant that these shares will not be pledged or assigned in any manner whatsoever, and immediately upon receipt of the preferred shares or closing of Chancellor (currently scheduled for March 28 or 29, 1996) whichever occurs first shall cause legal letter to be presented and comply with the terms and conditions of this Agreement.



By: Brian M. Adley
   -------------------
    Brian M. Adley, Individually



By: Brian M. Adley
   -------------------
    Brian M. Adley, Chairman of
    Vestex Capital Corporation


                          COMMONWEALTH OF MASSACHUSETTS

                                 MIDDLESEX, ss.            _______________, 1996


         The  personally   appeared  the  above  named,   Brian  M.  Adley,  and
acknowledged the foregoing instrument to be his free act and deed before me.

                                                     /s/________________________
                                                            Notary Public


My Commission Expires: ______________





                                Exhibit 2- Page 10